CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
EAU Technologies, Inc.
1464 West 40 South, Suite 200
Lindon, UT 84042

We hereby consent to the inclusion in this Registration Statement of EAU Technologies, Inc. on Form SB-2, of our report dated March 16, 2007, (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern), for the years ended December 31, 2006 and 2005, and to all references to our firm included in this Registration Statement.

HJ & Associates, LLC
Salt Lake City, Utah
July 16, 2007